File No. 333-28765
                                            Filed under Rule 424(b)(3)

Golden American Life Insurance Company

                      Prospectus Supplement

                          June 8, 1998

                             to the

               Prospectuses dated May 1, 1998 for
    Deferred Combination Variable and Fixed Annuity Contracts
   (the "GoldenSelect/R/ DVA PLUS Prospectus, "GoldenSelect/R/
   PREMIUM PLUS Prospectus", "GoldenSelect/R/ ACCESS Prospectus"
             and "GoldenSelect/R/ ES II Prospectus""),
               Deferred Variable Annuity Contracts
             (the "GoldenSelect/R/ DVA Prospectus" and
           "GoldenSelect/R/ DVA Series 100 Prospectus"),
        Flexible Premium Variable Life Insurance Policies
        issued by Golden American Life Insurance Company
                (the "GoldenSelect/R/ Genesis I and
              GoldenSelect/R/ Genesis Flex Prospectus")

        issued by Golden American Life Insurance Company
                           __________

     On May 29, 1998, AMVESCAP PLC ("AMVESCAP") completed the transaction to acquire several subsidiaries of the Liechtenstein Global Trust, AG ("LGT"), which made up the LGT Asset Management Division and included Chancellor LGT Asset Management, Inc. ("Chancellor"). In connection with the acquisition, Chancellor, the portfolio manager of the Capital Appreciation Series of The GCG Trust has been renamed INVESCO (NY), Inc. ("INVESCO"). AMVESCAP is an independent investment company focused on institutional and retail investment management. AMVESCAP and its affiliates have approximately $192 billion under management. On April 29, 1998, at a special meeting of the shareholders of the Capital Appreciation Series of The GCG Trust, the shareholders approved the new portfolio management agreement between The GCG Trust, Directed Services, Inc. and INVESCO. The agreement became effective as of May 29, 1998.

This supplement should be retained with your GoldenSelect/R/
Prospectus.


G3306-AMV                                                    6/8/98